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                                                                   EXHIBIT 10.7

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                        AUTHORIZED DISTRIBUTOR AGREEMENT

                  AUTHORIZED DISTRIBUTOR AGREEMENT, dated as of September 30, 1996, between DEFENSE TECHNOLOGY CORPORATION OF AMERICA, a Delaware corporation (the "Company"), XM CORPORATION, a Wyoming corporation (the "Distributor") and ROBERT OLIVER ("Executive").

                  WHEREAS, the Distributor desires to be an authorized distributor of the Company's products for international sale only and the Company desires that the Distributor be so engaged, all in accordance with the terms of this Agreement.

                  NOW, THEREFORE, the parties hereto, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

                  1. The Company hereby appoints, and the Distributor hereby accepts the appointment of, the Distributor as the Company's master authorized distributor of the Company's Product Line (as hereinafter defined), to distribute and sell at prices to be determined by the Distributor, a full and complete line of the Company's products ("Product Line"), and under the terms and conditions contained in this Agreement. The term of this Agreement shall begin on the date hereof and continue for a period of three years from the date hereof, subject to earlier termination as herein provided. All services, duties and obligations of Distributor to be performed hereunder shall be principally rendered by or under the direct supervision and control of the Executive on behalf of the Distributor.

                  2. The Company will from time to time, as the Company in its sole discretion deems appropriate, provide the Distributor with catalogs and other sales aids. These materials are for the Distributor's exclusive use to assist the Distributor in selling the Company's products to the Distributor's customers and are not to be given to any other person other than such customers. The Company may from time to time, in its sole discretion as deemed appropriate by the Company, provide demonstrations of its products and their usage for the Distributor's sales associates.

                  3. The Distributor agrees to sell the Company's Product Line only in international markets, excluding, Canada, the United States of America, its territories and possessions, except that Distributor may sell the Company's Product Line to customers within the United States with established international distribution system, solely for export, subject to the prior written consent of the Company. Distributor shall provide high quality, superior and professional customer service including, without limitation, trained sales associates who are knowledgeable of the Company's Product Line. The Distributor shall only use logo signs that have been approved by the Company

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in advance. Any advertising or promotional activities involving the Company's products or the Company brand name or logo (including any affiliates of the Company) may only be conducted with the prior written permission of the Company.

                  4. In the event that the total value of Orders (as hereinafter defined) from the Company placed by Distributor for products within the Product Line ("Total Orders") are equal to or greater than (A) $3,000,000 for the 12-month period ended September 30, 1997, (B) $3,500,000 for the 12-month period ended September 30, 1998, and (C) $4,000,000 for the 12-month period ended September 30, 1999, (each such period being herein referred to as "Target Year", and each such amount for the respective period indicated is herein referred to as a "Target Level"), then commencing with the period beginning October 1, 1996, the Company shall pay to the Distributor or, in the event that the Distributor has been liquidated and dissolved, to the Distributor's successor for such purpose, the following cash payments ("Fees"):
$250,000 per annum, payable on a monthly basis in arrears, as an advance for achieving the Target Levels for each 12-month period herein specified (the first such payment to be due and payable on October 31, 1996). All such Fees paid in advance to the Distributor shall be subject to the Distributor achieving the Target Level for the Target Year in question, and if any Target Level for a Target Year is not attained by the Distributor, there shall be a pro-rata reduction of the Fee paid to the Distributor, based upon the amount of Total Orders, net of returns and allowances, for the Target Year in question in relation to the Target Level for such Target Year, and the Distributor shall refund to the Company any such excess payments. In the event that the Distributor does not refund such excess payments to the Company, the Company shall offset the amount of such refund from future advance payments of the Fee to the Distributor. At no time during the term of this Agreement will the Company be required to make payments of the Fee to the Distributor if at the time of such payment, the Unearned Fee equals or exceeds $125,000. "Unearned Fee" shall mean the Fees advanced to the Distributor hereunder, reduced by an amount equal to the product of the Fees actually paid and a fraction, the numerator of which is equal to the Total Orders, net of returns and allowances, for the period in question, and the denominator of which is the Target Level for the period in question. For purposes of this Agreement, an "Order" shall mean an order for product from the Company's Product Line placed by Distributor which shall be deemed received and counted toward achieving a Target Level upon acceptance by the Company and receipt by the Company of payment in full or an irrevocable letter of credit for the full amount of the invoice price for the products purchased in such order, subject to reduction for returns and allowances, other than returns, allowances or orders cancelled by a customer of the Distributor solely as a result of the failure of the Company to fill such order in a commercially reasonable time and

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manner. Pricing of the Company's products sold to Distributor hereunder shall be agreed to in advance by and between the Company and the Distributor for each 12-month period ending September 30, 1997, 1998 and 1999 and shall be quoted F.O.B. Casper, Wyoming, or as otherwise agreed. For the 12-month period ending September 30, 1997, the Company and the Distributor hereby agree that the pricing for the Company's products sold to the Distributor pursuant to this Agreement shall equal the Company's cost for such product, as reflected on the books and records of Defense Technology Corporation of America, a Wyoming corporation, as of September 29, 1996, plus a 25% mark-up. Notwithstanding the foregoing, the Distributor hereby agrees that the Company may from time to time adjust its costs to take into account, among other things, increased carrying, financing, development and sales and marketing costs. Without limiting the generality of the foregoing, adjustments to the Company's costs of products shall be made to take into account any increases to the Company's costs of raw materials in excess of 3%, as well as increases in labor costs that may from time to time occur. All costs shall be determined solely by the Company and shall be conclusive and binding on the Distributor for all purposes under this Agreement. In the event that any annual Target Level herein specified has not been met by the Distributor, then the Company shall have the right, in its sole and absolute discretion, to terminate this Agreement, upon written notice to the Distributor, with no further obligation to the Distributor hereunder, except for payment of Fees which have been earned but not yet paid.

                  5. Except as otherwise provided herein, the Distributor agrees to pay for all Orders within thirty (30) days from the date of issuance of an invoice by the Company or on such other terms as set by the Company. For sales in excess of $20,000 per Order or $80,000 in the aggregate for all unpaid Orders, the total sales value shall be paid in advance or by delivery of an acceptable irrevocable Letter of Credit for the full invoice price. The Company may in its sole discretion require the prepayment for any Order. The Company shall charge interest on all past due balances at the rate of one and one-half percent (1 1/2%) per month or the highest rate permitted by law, whichever is lower.

                  6. The Distributor will arrange for all shipping and insurance. The Distributor will be responsible for payment of all shipping and insurance charges.

                  7. Any and all claims or adjustments by Distributor must be presented to the Company for approval within 10 days of receipt by the Distributor of notice of a claim from a customer of the Distributor (provided such claim is made within the Company's warranty period), except for any claim of shortages or patent damages in transit to any Order which claim must be made within thirty (30) days of delivery of such Order, prior to any

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deduction from invoice. Distributor shall be responsible and shall pay for all of its expenses, costs and disbursements in connection with the performance of its duties and obligations hereunder or the sale of products sold by Distributor hereunder.

                  8. The status as Distributor of the Company is not assignable to any other individual or entity without the Company's prior written consent, which consent shall not be unreasonably withheld, provided the services to be performed by the assignee Distributor hereunder shall be principally performed by or under the direct supervision and control of the Executive. Any change of ownership, control or management of the Distributor shall be deemed an assignment.

                  9. For purposes of Section 9, Section 10 and Section 11, all references to the Company shall be deemed to include all of the Company's affiliates and subsidiaries and all references to the Distributor shall be deemed to include the Executive, as well as Distributor's affiliates and subsidiaries.

                           (a) The Distributor acknowledges that as a result
of its relationship with the Company, the Distributor has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the "Confidential Information"), and that such information, even though it may be contributed, developed or acquired by the Distributor, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Distributor shall not, at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than the Distributor. The Distributor acknowledges that the Company would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

                           (b) Upon the termination of the Distributor's
engagement with the Company, the Distributor shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials

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relating to the Company's business, including without limitation any materials incorporating Confidential Information, which are in the Distributor's possession or control.

                  10. The Distributor will not utilize its special knowledge of the business of the Company and its relationships with customers, suppliers of the Company and others to compete with the Company. During the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement (provided, however, that in the event that this Agreement is terminated prior to June 30, 1999, the Distributor shall be bound by the provisions of this Section 10 during the time period that would have remained through June 30, 1999, plus a period of two (2) years thereafter), the Distributor shall not engage, directly or indirectly or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to that engaged in by the Company, including without limitation, the manufacture, marketing and distribution (other than in accordance with the terms hereof) of less than lethal products and such other products as may from time to time be manufactured, marketed or distributed by the Company (it being understood hereby, that the ownership by the Distributor of 5% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 10). During the same period, the Distributor shall not, and shall not permit any of its employees, agents or others under its control to, directly or indirectly, on behalf of itself or any other person,
(i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two (2) years, a customer of the Company or any successor to the business of the Company, except on behalf of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor, or hire any person who has left the employ of the Company or any such successor during the preceding two (2) years. The Distributor shall not at any time, directly or indirectly, use or purport to authorize any person to use, except pursuant to Section 3 hereof, any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company.

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                  11. The restrictions set forth in Sections 9 and 10 are
considered by the parties to be fair and reasonable. The Distributor acknowledges that the restrictions contained in Sections 9 and 10 will not prevent the Distributor from being gainfully engaged in business. The Distributor further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 9 or 10. Accordingly, the Distributor agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Distributor for all attorneys' fees and expenses incurred by the Company in enforcing these provisions, provided equitable relief is awarded to the Company. The Company shall not be required to post bond in connection with any such equitable remedy. If any provisions of Sections 9, 10, or 11 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 9, 10, or 11 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

                  12.  The Company and the Distributor mutually agree that:

                           (a)  The Company reserves the right to cease doing
business with the Distributor at any time with cause. Termination for cause by the Company shall include, without limitation: (i) inadequate service by the Distributor to customers; (ii) any failure to pay an invoice in accordance with the terms hereof; (iii) selling merchandise in contravention of any term of this Agreement, including, but not limited to, sales to unauthorized or undisclosed parties or sales from or to an unauthorized location; (iv) failure to provide the Company with a copy of valid export documents, permits and authorizations from all relevant governmental authorities with respect to each Order; (v) failure to meet any Target Level as herein provided; (vi) termination of the Distributor's business; (vii) breach by Distributor or Executive of any other condition or obligation or agreement to be performed by Distributor or Executive hereunder as the case may be, not cured within ten
(10) days following the giving of written notice thereof; and/or (viii) bankruptcy,

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liquidation or death of the Distributor or the Executive, as the case may be.

                           (b)      In the event of termination, the Distributor
shall, at the Company's pre-authorized cost and expense, return to the Company any and all catalogs and advertising materials provided by the Company and shall not present itself as an authorized Company distributor. All Company logo signs remain the property of the Company and, upon termination, the Distributor agrees to remove them and return them promptly to the Company.

                           (c)      Upon any termination of this Agreement, (i)
the Company shall have no further obligation to the Distributor hereunder, and
(ii) the provisions of Sections 9, 10 and 11 shall survive any such termination and shall be binding upon the Distributor.

                  13. No indemnity, severance, damages, or compensation shall be paid by the Company to the Distributor should this Agreement terminate or expire. No indemnity, severance, damages, or compensation shall be deemed earned or payable to the Distributor upon termination or expiration because of the Distributor's activities done or performed while this Agreement was in effect, or because of the expenditures, investments, leases, agreements, or commitments given or made in connection with the creation, development, maintenance, growth, expansion, and financing of such distributorship, or because of the creation or existence of distributorship goodwill.

                  14. Distributor agrees to indemnify, defend and hold the Company harmless from and against any and all claims, costs, damages, expenses, judgments (including all attorneys fees and expenses) suffered or incurred by the Company by reason of any claim or action (whether or not groundless) arising out of the Distributor's acts or omissions or its negligence in the performance of its obligations hereunder.

                  15. (a) The Distributor shall conduct its business in its own name and at its sole cost and expense. Distributor acknowledges the validity of the patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights of the Company and its affiliated companies (collectively, the "Rights") and the exclusive title of the Company and its affiliated companies therein and in the goodwill associated therewith. Distributor agrees that it shall not contest, directly or indirectly, the Company's or its affiliates' ownership, title, right or interest in and to the Rights or in the names and marks appearing on the products sold by the Company to the Distributor, trade secrets, methods, procedures and techniques or to the right of the Company or its affiliated companies to register, use and to license others to

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use the Rights or any Company or affiliated company brand name in all languages. Distributor agrees that it will not register or attempt to register in its name or that of any person or entity affiliated with it any name or mark, corporate name or any designation of any kind, in any language, which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the Rights or trade names of the Company or of any of its affiliates. Distributor acknowledges that it does not have and has not acquired any rights in or to the Rights, product names, likenesses or any derivations of the foregoing. Upon termination of this Agreement, Distributor shall immediately cease all use of the Rights.

                           (b) The trademarks designated by the Company
shall be displayed by the Distributor, without alteration, on all products sold by the Company for resale by the Distributor and all use of such trademarks shall inure to the Company's benefit. Distributor shall not relabel the Company's products without the Company's prior written consent and approval of all such labels.

                           (c) Any copyrights which may be created in any
article, design, label or the like, on any product of the Company or its affiliates shall be the property of the Company and its affiliates.

                           (d) The Distributor shall not use any trademark,
brand or trade dress which is the same as, or which is likely to cause confusion or mistake with any trademark, brand or trade dress of the Company or any of its affiliates, except that the trademarks, brands and/or trade dress designated by the Company shall be used on products of the Company.

                  16. The Distributor hereby covenants and agrees that it will advise the Company in writing of the identity of the Distributor's customers with respect to each Order, and if any such customer is a distributor, the identity of the end user of the Company's product that is the subject of each Order. The Distributor further covenants that there will be no violation of any laws, rules or regulations applicable to the Company based upon sales to the Distributor, its customers and any end users of any products that are the subject of any Orders. The Distributor acknowledges that the covenants contained in this Section 16 are a material inducement for the Company to enter into this Agreement.

                  17. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its conflict of laws rules.

                  18. The Distributor agrees that in the event any suit is necessary to be brought involving any of the parties, it shall be brought in the courts of the State of New York, New York

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County, and the Distributor consents to jurisdiction of the courts of the State of New York.

                  19. Any notice or demand required or to be given by the Company or the Distributor must be in writing, sent by certified or registered mail, return receipt requested, or by facsimile and will be considered received within 3 days of mailing, or upon transmission if sent by facsimile with confirmation of receipt thereof. The addresses for the Company and the Distributor are as follows:

                           For the Company:

                                    Defense Technology Corporation of America
                                    191 Nassau Place Road
                                    Yulee, Florida 32097
                                    Attention:  Jonathan Spiller
                                    Facsimile:  (904) 261-4408

                           With a copy to:

                                    Kane Kessler, P.C.
                                    1350 Avenue of the Americas
                                    New York, New York 10019
                                    Attention:  Robert L. Lawrence, Esq.
                                    Facsimile:  (212) 245-3009

                           For the Distributor and Executive:

                                    ____________________________________

                                    ____________________________________

                                    ____________________________________

                                    ____________________________________

and if any address changes, notice must be given in the same manner, and shall be effective upon receipt.

                  20. No waiver of any term of this Agreement shall be valid unless it is in writing and is signed by both parties.

                  21. If a party defaults in performing any obligation under this Agreement so that the other party is required to engage the services of an attorney, the defaulting party shall pay all reasonable attorneys' fees, expenses, and costs incurred.

                  22. Each party acknowledges that it has carefully read this Agreement, including all exhibits and other documents to which it refers, and that this Agreement expresses the entire agreement between the parties concerning the subjects it purports to cover.

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                  23. This Agreement may be executed in one or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  24. Any reference to the Company contained in this Agreement shall be deemed to include any successors or assigns. The Distributor may not assign its rights, obligations or duties hereunder whether by merger, operation of law or otherwise, without the Company's prior written consent; provided, however, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

                  IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first written above.

                                       XM CORPORATION

                                       By: /s/ Robert L. Oliver
                                           Robert L. Oliver
                                           President

                                       DEFENSE TECHNOLOGY CORPORATION
                                       OF AMERICA

                                       By: /s/ Robert Schiller
                                           Robert Schiller
                                           Vice President

                                       EXECUTIVE:

                                       /s/ Robert Oliver
                                       Robert Oliver

ABOVE ACKNOWLEDGED, AGREED TO
AND ACCEPTED:

/s/ Sandra Oliver
Sandra Oliver
Sole Shareholder of XM Corporation

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